Exhibit 99.4

news release
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Chuck Greener	Brian Faith
	202-752-2616	202-752-6720

Number:	3692

Date:	February 23, 2006
Statement by Daniel H. Mudd
President and CEO, Fannie Mae
     The Paul, Weiss report is strong but good medicine. We will work closely with the Fannie Mae Board of Directors, OFHEO, the U.S. Securities and Exchange Commission, and others as we continue to move forward with remedial measures, carry out the terms of our regulatory agreements with OFHEO, make progress toward completing our restatements, cooperate with federal investigators and regulators, and build a better company. We have to get things right, get back on track, and continue serving the nation’s housing needs.
     Fannie Mae is a different company than a year ago. We have been humbled, even embarrassed. But we have begun to make significant changes. We have put in place a new management team, with a new Chief Financial Officer, Controller, and Chief Audit Executive. We are building new Chief Compliance Officer and Chief Risk Officer functions. We have reorganized our legal and regulatory functions, added a new General Counsel, and eliminated the combined law and policy division. We have recapitalized Fannie Mae, building a 30 percent capital surplus under our agreement with OFHEO. We have adopted a new, more cooperative, constructive and professional approach to working with our regulators, Congress and policymakers. In addition, splitting the roles of CEO and Chairman of the Board and increasing the breadth and depth of management and Board interaction have given Fannie Mae a new corporate governance structure and dynamic.
     While our accounting is under continuous review in the restatement process and is the subject of ongoing discussions with our regulator, the Paul, Weiss report concludes that the principal problematic accounting issues addressed in the report have already been disclosed. Based on our review of the report, there was one issue that had not been addressed previously in our capital submissions to OFHEO. That issue is the “Minority Lending Initiative” (identified as Item II C. 14 in the Executive Summary of the report) and relates to a $35.5 million payment in 2003. While the transaction is currently being assessed, our estimate of the potential impact is that it will not be material. We believe our capital level is sufficient to absorb the financial impact of accounting issues identified in the report.
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Statement by Daniel H. Mudd
Page Two
     On that note, we are engaged in our financial restatement and are building new systems and processes to restate prior years of financial results to ensure full compliance with Generally Accepted Accounting Principles. The company expects the restatement effort to result in additional matters being identified that are not addressed in this report. However, we are building a new organization for finance, accounting and controls, with new officers, a new external auditor, greater accountability and operational discipline, and stronger checks and balances. We are striving to rebuild market confidence on a foundation of openness, transparency, and clarity. And in the past year, Fannie Mae has begun to adopt an attitude and approach built on lessons learned and consistent with our role in the secondary market and public purpose to help the housing finance system to expand affordable housing.
     Despite the changes and progress we have begun to make, we also recognize that we have much, much more to do. As we learn the lessons and adopt the recommendations provided by the report, we will continue to work diligently to complete our restatement and return to a track of issuing timely financial statements.
     Finally, the report confirms that many of our problems were rooted in our corporate culture. So as we continue to make change and progress, we are striving to build a new culture at Fannie Mae. The company we want to become is one that emphasizes service to customers, partners, shareholders, stakeholders and the market; engagement with stakeholders that is open, honest, cooperative and modest; accountability to regulators, Congress, those we serve and the public; and management that earns the trust of regulators, the market and those we serve that Fannie Mae is a well-run company. We made change and progress this year by listening and learning; we want a culture that listens and learns every day.
     Our challenge is to build the company we want to become, one that is worthy of our public purpose – to serve affordable housing. In doing so, I believe the strong fundamentals of the mortgage finance market, the central role and competitive position of Fannie Mae, and the team we have built over the course of the past year promise a better future.
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     Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.